Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements of PerkinElmer, Inc.:

(1)	Registration Statement No. 333-61615 on Form S-8;

(2)	Registration Statement No. 333-65367 on Form S-8;

(3)	Registration Statement No. 333-81759 on Form S-8;

(4)	Registration Statement No. 333-61938 on Form S-8;

(5)	Registration Statement No. 333-73350 on Form S-8;

(6)	Registration Statement No. 333-92228 on Form S-8;

(7)	Registration Statement No. 333-129407 on Form S-8;

(8)	Registration Statement No. 333-158877 on Form S-8;

(9)	Registration Statement No. 333-231071 on Form S-8; and,

(10)	Registration Statement No. 333-230425 on Form S-3.

of our report dated June 8, 2021, relating to the consolidated financial statements of BioLegend, Inc. and subsidiaries as of and for the year ended December 31, 2020 appearing in this Current Report on Form 8-K/A of PerkinElmer, Inc.

/s/ Ernst & Young LLP

San Diego, California
November 4, 2021